Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
METROCALL HOLDINGS, INC.

                    Metrocall Holdings Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

                                   FIRST: The name of the Corporation is Metrocall Holdings, Inc. The Corporation was originally incorporated under the name Metrocall of Delaware, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 26, 1982 and restated as filed with the Secretary of State of the State of Delaware on February 19, 1999 (the “Restated Certificate of Incorporation”) and amended and restated as filed with the Secretary of State of the State of Delaware on October 8, 2002 and amended as filed with the Secretary of State of the State of Delaware on May 13, 2003.

                              SECOND: This Amendment to the Amended and Restated Certificate of Incorporation is being adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware.

                              THIRD: Paragraph 4.1 of the Amended and Restated Certificate of Incorporation is deleted in its entirety, and the following Paragraph is substituted in lieu thereof:

                              “4.1 Authorized Shares

                               The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 16,000,000 shares, of which 8,500,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the “Preferred Stock”) and 7,500,000 shall be classified as shares of Common Stock, par value $0.01 per share (“Common Stock”). The Board of Directors is expressly authorized to provide for classification and reclassification of any unissued shares of Preferred Stock or Common Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation; provided that the Corporation shall not issue any class or series of non-voting stock.”

                              FOURTH: The definition of “Restriction Release Date” in Paragraph Eight (c) of the Amended and Restated Certificate of Incorporation is deleted in its entirety, and the following Paragraph is substituted in lieu thereof:

                              “Restriction Release Date” means January 1, 2004 or such other date prior to October 8, 2004 that the Board of Directors may select in its sole discretion at any time prior to October 8, 2004.”

                              FIFTH: The above amendments to the Amended and Restated Certificate of Incorporation were authorized by the majority of the directors of the Corporation at a meeting of such directors and duly adopted by the majority of the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be executed on its behalf on September 24, 2003.

METROCALL HOLDINGS, INC.

By: \s\ Vincent D. Kelly Vincent D. Kelly President and Chief Executive Officer

Attest:

\s\ Shirley B. White Shirley B. White Secretary